EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196292, as amended) pertaining to the 2014 Equity Participation Plan of Civeo Corporation of our reports dated February 26, 2016, with respect to the consolidated financial statements of Civeo Corporation and subsidiaries’ and the effectiveness of internal control over financial reporting of Civeo Corporation and subsidiaries’, incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2016